Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMITTED INFORMATION HAS BEEN REPLACED BY ASTERISKS

Bonus Agreement

GALECTO BIOTECH ApS

and

Hans Thalsgård Schambye

GALECTO BIOTECH ApS

CVR no. 34878366

Ole Maaløes Vej 3

2200 København N

(the "Company")

and

Hans Thalsgård Schambye

[Address Omitted]

(the "CEO")

(each a "Party" and collectively referred to as the "Parties")

have today entered into this retention bonus agreement (the "Bonus Agreement") relating to the service agreement between the Parties, dated 23 April 2013 (the “Service Agreement”).

1.
Background
1.1
The purpose of the Bonus Agreement is to offer the CEO additional incentive to work for creating even more value in the Company.
1.2
The Parties agree that the CEO will be entitled to receive a bonus on the terms and conditions outlined in this Bonus Agreement.
2.
Bonus
2.1
Subject to clause 2.2 below, the CEO may be eligible to receive a bonus in the total amount of 60 % of his base salary in case one or more of the Bonus Events (as defined below) are fulfilled (the total amount referred to as the “Bonus Amounts”). Each of the Bonus Events triggers the payment of a bonus corresponding to 20% of the base salary, subject to the Company’s usual withholding obligations with respect to taxes, social security etc.
i.
If a Sale Event, as defined in clause 3 of Galecto Inc.’s Executive Separation Benefits Plan (the “Executive Separation Benefits Plan”), takes place before 30 June 2024 (“Bonus Event 1”), the CEO will be entitled to receive a bonus corresponding to 20% of his annual base salary which will be paid out to the CEO by no later than 4 weeks after the closing of the Sale Event.

For the sake of good order and referring to the Executive Separation Benefits Plan, the Sale Event is defined as meaning (i) the sale of all or substantially all of the assets of Galecto Inc. on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of Galecto Inc.’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common stock of Galecto Inc. to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of Galecto, Inc.’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Galecto, Inc. or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Galecto, Inc. For the avoidance of doubt, if a Sale Event has not taken place by no later than 30 June 2024, the CEO will not be entitled to receive any bonus for Bonus Event 1;

ii.
If an asset sale of ******* to a third-party has taken place by no later than 30 June 2024 (“Bonus Event 2”), the CEO will be entitled to receive a bonus corresponding to 20% of his base salary which will be paid out to the CEO by no later than 4 weeks after the closing of the asset sale referred to above. For the avoidance of doubt, if an asset sale for ****** has not taken place by no later than 30 June 2024, the CEO will not be entitled to receive any bonus for Bonus Event 2; and
iii.
If at the earlier of a Sale Event or 30 September 2024, the Company has retained ******* as of such event or date (the “Bonus Event 3”), the CEO will be entitled to receive a bonus corresponding to 20% of his base salary which will be paid out to the CEO by no later than 4 weeks after the closing of the sale event or 30 September 2024, as the case may be.

(The bonus for Bonus Event 1, bonus for Bonus Event 2 and bonus for Bonus Event 3 are for the purpose of this Bonus Agreement collective referred to as the “Bonus Events”).

2.2
The Parties agree that the payment of each of the Bonus Amounts is in full and total conditional upon the CEO being employed with the Company at the time of the payment of each bonus. If the CEO is not employed with the Company at the payout date, he will not be entitled to receive any bonus.
3.
Clawback
3.1
The Company may demand repayment of any bonus set out in this Bonus Agreement that has been disbursed to the CEO, if:
(i)
at a later stage it becomes apparent that the information that formed the basis of the pay-out of the bonusses was subject to considerable errors and/or uncertainties, and
(ii)
the CEO was or should have been aware of the fact that the information that formed the basis of the pay-out of the bonusses was subject to considerable errors and/or uncertainties.
3.2
If the Company demands a full or partial repayment of the bonusses and this amount has not been paid within 14 days of the Company’s written demand to the CEO, the Company is entitled to set off the amount claimed against amounts owed by the Company, including amounts due in connection with future salary or other remuneration received by the CEO.
4.
Other Terms and Conditions
4.1
Subject to the Company’s withholding obligations, the Bonus Amounts (if any) shall constitute the gross amount payable by the Company to the CEO, hence, the Bonus Amounts shall be deemed to comprise all – and shall not generate any further salary-related payments, including but not limited to any pension contributions or benefits otherwise arising from or pertaining to the Bonus Amounts.
4.2
Any tax consequences for the CEO resulting from the Bonus Agreement are of no concern to the Company.
4.3
The CEO’s general terms of employment under the Service Agreement will continue to apply unchanged.

5.
Miscellaneous
5.1
By signing the Bonus Agreement, the CEO confirms that he has received and read the terms and condition of this Bonus Agreement.
5.2
Any amendment to this Bonus Agreement shall be valid only if made in writing and signed by the Parties.
5.3
If any legislation prevents the enforcement of one or more clauses of this Bonus Agreement, that particular clause will be void while the remaining provisions of this Bonus Agreement shall remain valid to the extent possible.
6.
Governing Law and Jurisdiction
6.1
This Bonus Agreement is governed by Danish law. The Parties once again confirm that the CEO is not comprised by the Danish Salaried Employees Act or the Danish Holiday Act.
6.2
Any dispute arising out of or in connection with this Bonus Agreement, including disputes regarding the existence, validity or termination thereof, shall be settled by the same venue, forum and procedure as the Service Agreement entered into between the CEO and the Company.
7.
Counterparts
7.1
The Bonus Agreement will be appended to the Service Agreement.

7.2
The Bonus Agreement is prepared in duplicate, one for each Party.

Date: 26 September 2023 For GALECTO BIOTECH ApS

/s/ Jonathan Freve
Jonathan Freve

Date: 26 September 2023

/s/ Hans Thalsgård Schambye
Hans Thalsgård Schambye